UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 (h) AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-06039
                                                                       ---------


                         Capital Auto Receivables, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



Corporate Trust Center, 1209 Orange Street, Wilmington, DE 19801  (302) 658-7581
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Capital Auto Receivables Asset Trust 2000-1
6.810% Asset Backed Notes, Class A-2            7.070% Asset Backed Notes, Class A-5
6.960% Asset Backed Notes, Class A-3            7.280% Asset Backed Certificates
7.000% Asset Backed Notes, Class A-4
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      N/A
--------------------------------------------------------------------------------
     (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)


     Please place an X in the box (es) to designate the appropriate rule provision relied upon to terminate or suspend the duty to file reports:


     Rule  12g-4 (a) (1) (i)    _____         Rule  12h-3 (b) (1) (i)   __X_
     Rule  12g-4 (a) (1) (ii)   _____         Rule  12h-3 (b) (1) (ii)  _____
     Rule  12g-4 (a) (2) (i)    _____         Rule  12h-3 (b) (2) (i)   _____
     Rule  12g-4 (a) (2) (ii)   _____         Rule  12h-3 (b) (2) (ii)  _____
                                              Rule  15d-6               _____

     Approximate number of holders of record as of the certification or notice date: 99
    ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  March 26, 2001            By:      S/ GERALD E. GROSS
                                          --------------------------------
                                             Gerald E. Gross, Comptroller and
                                              Principal Accounting Officer

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 (h) AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-06039
                                                                       ---------


                         Capital Auto Receivables, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



Corporate Trust Center, 1209 Orange Street, Wilmington, DE 19801  (302) 658-7581
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Capital Auto Receivables Asset Trust 2000-2
6.510% Asset Backed Notes, Class A-2
6.460% Asset Backed Notes, Class A-4
6.460% Asset Backed Notes, Class A-3
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      N/A
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)


     Please place an X in the box (es) to designate the appropriate rule provision relied upon to terminate or suspend the duty to file reports:


     Rule  12g-4 (a) (1) (i)    _____         Rule  12h-3 (b) (1) (i)   __X_
     Rule  12g-4 (a) (1) (ii)   _____         Rule  12h-3 (b) (1) (ii)  _____
     Rule  12g-4 (a) (2) (i)    _____         Rule  12h-3 (b) (2) (i)   _____
     Rule  12g-4 (a) (2) (ii)   _____         Rule  12h-3 (b) (2) (ii)  _____
                                              Rule  15d-6               _____


     Approximate number of holders of record as of the certification or notice date: 55
     --------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  March 26, 2001                By: S/ GERALD E. GROSS
                                         ---------------------------------------
                                            Gerald E. Gross, Comptroller and
                                              Principal Accounting Officer